CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

CLASS C CONVERTIBLE PREFERRED STOCK

OF

MIDNIGHT GAMING CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

I, Kinney L. McGraw, hereby certify that I am the Chief Executive Officer of Midnight Gaming Corporation (the "Company"), a corporation incorporated and existing under the Delaware General Corporation Law (the "DGCL"), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "Board") and the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board on October 13, 2020 adopted resolutions creating a series of 1,000 shares of preferred stock designated as Class C Convertible Preferred Stock. The voting powers, preferences, rights, qualifications, limitations, and restrictions of the designated Class C Convertible Preferred Stock are annexed hereto as Exhibit A.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Kinney L. McGraw, CEO, an authorized person, on the 13th day of October, 2020.

Midnight Gaming Corporation

By: /s/ Kinney L. McGraw

Name: Kinney L. McGraw

Title: Chief Executive Officer

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

CLASS C CONVERTIBLE PREFERRED STOCK

OF

MIDNIGHT GAMING CORPORATION

1. Certain Definitions.

As used in this Certificate of Designations, Preferences, and Rights of Class C Convertible Preferred Stock of Midnight Gaming Corporation (this “Certificate”), the following terms shall have the respective meanings set forth below:

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, including the stock into which the Class C Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Shares” means the shares of Common Stock into which the Class C Preferred Stock is convertible.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Class C Preferred Stock” means shares of Class C Convertible Preferred Stock.

“Class C Stated Value” means $150.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Transfer” means any direct or indirect sale, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, or operation of law, assignment, conveyance, transfer, sale or other disposition, in each case, whether directly, or directly or indirectly of a parent, holding company, equity holder or Subsidiary or otherwise.

2. Liquidation.

(a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Class C Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class or series of capital stock of the Company, to be paid an amount per share equal to the Class C Stated Value. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Class C Preferred Stock shall be insufficient to permit payment to the holders of the Class C Preferred Stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Class C Preferred Stock. Unless waived in writing by the holders of at least a majority of the Class C Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, a share exchange, a sale of Common Stock or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such a merger, consolidation, share exchange or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation, share exchange or sale (each such transaction being hereinafter referred to as a “Corporate Transaction”) shall be deemed to be a liquidation within the meaning of this Section 2.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Corporate Transaction, after the payment of all preferential amounts required to be paid to the holders of shares of Class C Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

3. Conversion.

3A. Right to Convert.  Subject to the terms and conditions of this Subsection 3A and Section 6, the holder of any share or shares of Class C Preferred Stock shall have the right, at its option at any time, to convert each share of Class C Preferred Stock into a number of newly issued shares of the Company that equals 0.005% of the issued and outstanding shares of Common Stock of the Company as of the end of the Business Day on which the Company receives the conversion instructions (the “Conversion Date”). No holder of shares of Class C Preferred Stock may elect to convert shares of Class C Preferred Stock in an aggregate amount less than 10% of the shares of Class C Preferred Stock held by such holder as of the date of issuance (or, if less, then all of such holder’s shares of Class C Preferred Stock). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Class C Preferred Stock), together with a properly completed notice of conversion in the form attached to the Class C Preferred Stock certificate with a statement of (i) the number of shares of Class C Preferred Stock to be converted by such holder, and (ii) the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued, at any time during its usual business hours on the date set forth in such notice. Such conversion shall be deemed to have been effected and the right to receive the shares of Common Stock shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid.

3B. Issuance of Certificates; Time Conversion Effected; Buy-In. Promptly after receipt by the Company of a written notice of the conversion of the Class C Preferred Stock and surrender of the certificate or certificates for the share or shares of the Class C Preferred Stock being converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates (or, in the case of book-entry only securities, other evidence of ownership) for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class C Preferred Stock. Upon the effective date of any such conversion, the rights of the holder of the shares of Class C Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

If (1) a certificate (or offer evidence of ownership) representing the Conversion Shares is not delivered to a holder of Class C Preferred Stock within two (2) Business Days of the due conversion of its Class C Preferred Stock and (2) prior to the time such certificate (or offer evidence of ownership) is received by such holder, the holder, or any third party on behalf of the holder or for the holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares represented by such certificate (or offer evidence of ownership) (a “Buy-In”), then the Company shall pay in cash to the holder (for costs incurred either directly by such holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such holder as a result of the sale to which such Buy-In relates. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In.

3C. Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of the Class C Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. In case the number of shares of Class C Preferred Stock represented by the certificate or certificates surrendered pursuant to Subsection 3A(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Class C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

3D. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization or reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of a share or shares of Class C Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Conversion Shares immediately theretofore receivable upon the conversion of such share or shares of the Class C Preferred Stock, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Class C Preferred Stock, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment upon the Conversion Right) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Class C Preferred Stock, at the last addresses of such holders appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive, and the other obligations hereunder. The provisions of this Subsection 3D shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

3E. Adjustment for Unissued Shares. To the extent that applicable law or any existing contractual restrictions of the Company prohibit any required issuance pursuant to this Certificate of additional shares of Class C Preferred Stock (“Additional Shares”), then appropriate adjustment to the Conversion Right shall be made, in connection with any conversion of shares of Class C Preferred Stock, or any calculation of the number of shares of Common Stock into which shares of Class C Preferred Stock would be convertible, such that the number of shares of Common Stock into which such shares of Class C Preferred Stock are, or would be, convertible equals the aggregate number of shares of Common Stock into which such shares, plus any Additional Shares in respect of such shares of Class C Preferred Stock, would be convertible but for the effects of such prohibition.

3F. Other Notices. If at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by electronic mail, addressed to each holder of any shares of Class C Preferred Stock at the e-mail address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

3G. Stock to be Reserved.

(1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Class C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class C Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the shares of Common Stock to be issued upon exercise of the Conversion Right. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of the Conversion Right, all options and conversion of convertible or exchangeable stock or securities, including upon conversion of the Class C Preferred Stock, would then exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.

(2) The Company will at all times reserve and keep available out of its authorized Class C Preferred Stock such number of shares of Class C Preferred Stock as is equal to or greater than the number of shares of Class C Preferred Stock then outstanding. All shares of Class C Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

3H. No Reissuance of Class C Preferred Stock. Shares of Class C Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Class C Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

3I. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Class C Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class C Preferred Stock which is being converted.

3J. Closing of Books. The Company will at no time close its transfer books against the transfer of any Class C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Class C Preferred Stock in any manner which interferes with the timely conversion of such Class C Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

4. Voting - Class C Preferred Stock.

(a) The Company shall give the holders of the Class C Preferred Stock written notice of each meeting of the Board of Directors and each committee thereof at least at the same time and in the same manner as notice is given to the directors.

(b) Holders of shares of Class C Preferred Stock shall not be entitled to vote, as a separate class or otherwise on any matter, and their consent shall not be required for any corporate action, except as otherwise required by law or as expressly provided in this Certificate or the Company’s Certificate of Incorporation.

5. Certain Restrictions. So long as any shares of Class C Preferred Stock are outstanding, in addition to any other vote of the holders of Class C Preferred Stock required by law or by the Company’s Certificate of Incorporation, without the prior consent of the holders of at least 50% of the Class C Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Class C Preferred Stock shall vote together as a class, the Company will not:

(a) adopt a plan for the liquidation, dissolution or winding up of the affairs of the Company or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(b) enter into any transaction with any Affiliate or shareholder of the Company, which transaction has the effect, directly or indirectly, of causing a distribution to such Affiliate or shareholder in preference to the Class C Preferred Stock;

(c) incur, assume or suffer to exist any indebtedness for borrowed money; or

(d) agree to do any of the foregoing.

6. No Waiver. Except as otherwise modified or provided for herein, the holders of Class C Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

7. No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Class C Preferred Stock against impairment. Without limiting the generality of the foregoing, the Company shall not increase the par value of any shares of Common Stock receivable upon conversion of the Class C Preferred Stock then in effect and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Class C Preferred Stock.

8. Amendment; Waiver. Any term of the Class C Preferred Stock may be amended or waived upon the written consent of the Company and the holders of at least 66% of the Class C Preferred Stock then outstanding; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Right may not be amended (except for adjustments made pursuant to Section 3F herein), and the right to convert the Class C Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Class C Preferred Stock then outstanding.

9. Action By Holders. Any action or consent to be taken or given by the holders of the Class C Preferred Stock may be given either at a meeting of the holders of the Class C Preferred Stock called and held for such purpose or by written consent.

10. Fractional Shares. Class C Preferred Stock may be issued in fractions of a share that shall entitle each holder thereof, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Class C Preferred Stock.

[Execution Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 13th day of October, 2020.

Midnight Gaming Corporation

By: /s/ Kinney L. McGraw

Name: Kinney L. McGraw

Title: Chief Executive Officer

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